Exhibit 99.5

CONSENT OF JEFFREY T. SLOVIN

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named and described in the Registration Statement on Form S-4 and all supplements and amendments thereto (together with the proxy statement/prospectus included therein, the “Registration Statement”) filed by DENTSPLY International Inc., with the Securities and Exchange Commission, under the Securities Act, as a person about to become a director of DENTSPLY SIRONA Inc., effective upon closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of September 15, 2015, by and among DENTSPLY International Inc., Sirona Dental Systems, Inc. and Dawkins Merger Sub Inc. The undersigned also consents to the filing or attachment of this consent with the Registration Statement.

/s/ Jeffrey T. Slovin

Name: Jeffrey T. Slovin

Date: October 29, 2015